Exhibit (p)(5)

Policies: Code of Ethics and Professional Conduct

Policy	General

Policy Name:	Code of Ethics and Professional Conduct

Executive	I. Introduction
Summary:
"It is essential for us in all our dealings not only to be fair, But never to have the appearance of unfairness…" Alexander Brown to William Brown, 1819

The foundation of Brown Brothers Harriman Investments, LLC ("BBHI" or the "Firm") is the reputation that it has built and the trust that our clients and communities have in the Firm and its personnel. This foundation has been built upon our values and standards. Acting with integrity, accountability and respect is key to maintaining BBHI’s reputation and ultimately its success. While we care about the results we achieve, we care just as much about how we achieve them. The Code of Ethics and Professional Conduct (the "Code") is our guide to appropriate workplace conduct and regulatory requirements to which BBHI is subject. Together with our BBHI policies such as our Compliance Manual and Employee Handbooks, we have set standards to ensure that we do the right thing. This Code summarizes certain compliance, human resources and other Firm policies. It does not cover every issue that may arise, but it sets out basic principles to guide BBHI personnel ("BBHI Personnel"). All BBHI Personnel must conduct themselves accordingly and seek to avoid even the appearance of unethical or improper behavior. BBHI Personnel are responsible for understanding the principles of the Code, upholding the highest ethical and professional standards and adhering to the Code to ensure they abide by all applicable regulatory requirements. The Code does not supplant the rules and regulations of governmental and regulatory bodies. If a law conflicts with this Code, you must comply with the law. If you have any questions about an apparent conflict or the Code in general, you should speak with your manager or contact the Compliance Department. BBHI Personnel are responsible for understanding the legal and policy requirements that apply to their jobs and reporting any suspected violations of law, this Code or Firm policy. Violations of the Code will result in disciplinary action, up to and including termination and, where appropriate, referral to relevant regulatory organizations.

Policy	a. Scope
Statement:
The Code applies to all BBHI Personnel. This Code should be read in conjunction with BBHI’s Personal Trading Policy, Information Barrier and Insider Information Policy, Private Securities Transactions Policy and Conflicts of Interest Policy (together referred to as the "Trading Policies"), as well as with the Whistleblower Policy and all other BBHI policies related to workplace conduct. The Code addresses a broad spectrum of business activities and practices and sets out basic principles that are intended to guide BBHI Personnel in their day-to-day conduct.

b. Guideline Overview

BBHI Personnel must conduct themselves in accordance with this Code and avoid even the appearance of improper, unethical, or unprofessional behavior. BBHI
Personnel are responsible for helping to ensure prompt and consistent action against violations of this Code. Below are practical guidelines to help you assess whether a violation of the Code may have occurred and escalate issues when they arise:

Make sure you have all relevant facts. In order to reach the right solutions, it helps to be as fully informed as possible.

Ask yourself: "What specifically am I being asked to do? Does it seem unethical or improper?" Focus on the specific question that you face, and the alternatives available to you. Use your judgment and common sense. If something seems unethical or improper, seek guidance before acting.

Clarify your responsibility and role. In many situations, the responsibility for action is shared. Are your colleagues informed? It may help to get others involved and discuss the situation.

Discuss the issue with your manager. This is the basic rule of thumb for most situations. In many cases, your manager may be more knowledgeable about the relevant facts, history or potential conflicts, and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

Seek help from BBHI resources. In the rare case where it may not be appropriate to discuss an issue with your manager or where you do not feel comfortable approaching your manager with your question, you can discuss it with your Human Resources manager or a member of the Compliance Department. See Section II below for further detail.

You may report ethical violations anonymously. You may anonymously report an ethical violation through MySafeWorkPlace/Convercent or to BBHI management. Anonymous reportings may be more difficult to investigate than those filed by individuals who reveal their identities although BBHI will take seriously and investigate all allegations of conduct that appear to violate the Code.

BBHI prohibits retaliation. BBHI prohibits and will not tolerate any retaliation or threatened retaliatory action against BBHI Personnel for making a good faith report of an apparent or possible violation of the Code or any other BBHI policy. Similarly, BBHI Personnel who discourage or prevent another person either from making such a report, or from seeking the help or assistance the person needs to report the matter to the individuals designated below, are subject to disciplinary action. No adverse employment action (including for example, termination, counseling, or other discipline) may be taken solely for reporting such matters.

Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

II. Reporting Violations of the Code

The business of BBHI must always be in compliance with the spirit, as well as the letter, of applicable laws and regulations. Knowledge of events by BBHI Personnel related to questionable, inappropriate or fraudulent business conduct, accounting practices or regulatory, internal accounting, or auditing matters should be immediately reported. Such matters will be handled in a confidential and protected manner, to the extent possible, and will not be shared except to the extent necessary to conduct a complete and fair investigation or to take appropriate corrective action. Failure to report such matters constitutes a violation of this Code and/or other applicable BBHI policy. Matters related to questionable or improper business practices or fraud should be immediately reported to any of the following:

• Their manager:
• The Compliance Department; or
• Through BBHI’s independent reporting system, MySafeWorkPlace/Convercent (described below).

It is the responsibility of the individual to whom a matter has been reported to also promptly report the potential Code violation to the Firm’s Chief Compliance Officer ("CCO") (if the CCO has already not been contacted). Matters related to questionable or improper workplace conduct, including as set forth in the Professional Conduct section of this Code, also should be immediately reported. In addition to the resources listed above, BBHI Personnel may report matters related to improper workplace conduct to their Human Resource Business Partner or Employee Relations. All matters will be handled confidentially, to the extent possible. To facilitate reviews of matters, it is preferable for BBHI Personnel to identify themselves when making the claim. However, matters may also be submitted on an anonymous basis to either BBHI management or to MySafeWorkPlace/Convercent. MySafeWorkPlace/Convercent is an independent reporting system and hotline which reinforces the value BBHI places on employee communication. Matters can be submitted anonymously and confidentially either via the web at MySafeWorkplace/Convercent or by calling a toll-free number 800-461-9330. Reported matters will be promptly reviewed and investigated and, where necessary, appropriate action will be taken upon completion of the review. A report on trends and/or material matters will be presented to the appropriate committee, where warranted.

III. Compliance with Laws and Regulation

BBHI is a member of the Financial Industry Regulatory Authority ("FINRA") and is registered as a broker-dealer in certain states and by other securities regulators. To assist BBHI in complying with all laws and regulations applicable to its business activities, BBHI has provided guidance to BBHI Personnel in the form of policies, procedures and manuals, including the BBHI Compliance Manual which is accessible on the BBHI Compliance Portal. BBHI Personnel are expected to cooperate with any regulatory requests, inquiries or examinations to help ensure BBHI meets its obligations. Please refer to the BBHI Regulatory Contact Policy for additional information.

IV. Statement of Principles

BBHI Personnel are required to comply with all laws and regulations applicable to BBHI's business activities and are subject to the following Statement of Principles intended to provide guidance for handling a broad spectrum of matters. BBHI Personnel shall:

•	Place the interest of clients first;
•	Conduct all of their personal securities transactions in a manner consistent with this Code and associated policies;
•	Avoid inappropriate conflicts of interest or any abuse of a position of trust and responsibility;
•	Refrain from taking inappropriate advantage of their BBHI position;
•	Ensure that client information is kept confidential, including the identity of clients’ security holdings and financial circumstances;
•	Ensure that they maintain independence in the investment decision-making process;
•	Promote and adhere to relevant internal control standards and requirements, as summarized in the Internal Control Summary Guide; and
•	Act professionally while on BBHI premises or conducting BBHI business.

Any questions regarding the application of this Statement of Principles to particular matters should be directed to the Compliance Department.

V. Private and Confidential Information

As described in the BBHI Privacy and Confidentiality Policy, BBHI Personnel may become aware of confidential information not generally available to the public concerning the business of BBHI, clients of BBHI, or individuals in BBHI ("Confidential Information"). The Privacy and Confidentiality Policy also helps to ensure the safekeeping of information relating to an identified or identifiable individual, client or BBHI Personnel, referred to as "Personally Identifiable Information." BBHI Personnel are required to safeguard Confidential Information and Personally Identifiable Information and ensure that such information is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained. For instance, BBHI Personnel may use information regarding clients only for purposes of meeting BBHI’s obligations to its clients. BBHI Personnel may work with, review, examine, inspect, have access to, or obtain such information only for the purpose of fulfilling their responsibilities to clients and BBHI, and should hold such information in strict confidence. Confidential Information or Personally Identifiable Information obtained as a result of an affiliation with BBHI is not to be used for the purpose of furthering any private interest or as a means of obtaining any personal gain. BBHI Personnel may not disclose Confidential Information or Personally Identifiable Information to any third party without proper prior authorization. BBHI Personnel must comply with this obligation during and after the termination of their BBHI employment. BBHI Personnel should note that Personally Identifiable Information receives extra protection under many laws across the various locations in which BBH operates. As such, BBH Personnel may not retain Personally Identifiable Information in locations (e.g., shared drives, personal files) other than their department’s official storage medium for such data.

VI. Protection and Proper Use of BBHI Assets

BBHI Personnel should strive to protect BBHI’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Firm’s profitability. BBHI Personnel should report suspected incidents of theft to their supervisor for investigation and must report suspected fraud as set forth above. BBHI technology, equipment or other resources may not be used for non-BBHI business, though reasonable and incidental personal use may be permitted. When BBHI Personnel leave BBHI, all BBHI property must be returned. BBHI Personnel have an obligation to protect BBHI’s assets, including proprietary information. Proprietary information is a type of Confidential Information and it should be treated as such. For example, proprietary information includes intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. The unauthorized use or distribution of proprietary information violates BBHI policy, and could also be illegal and result in civil or criminal penalties under applicable laws.

VII. Conflicts of Interest

Inappropriate conflicts of interest should be avoided and identified conflicts should be appropriately managed. Specifically, conflicts of interest may arise when BBHI Personnel, or members of their family, receive improper personal benefits as a result of their position in BBHI. Potential conflicts of interest may also arise when BBHI Personnel work in some manner for a competitor, client or vendor, receive compensation or benefits from them or hold investments in them or their affiliates. Thus, BBHI Personnel are not permitted to work for a competitor as a consultant or serve as a board member, whether profit or non-profit, unless approved in writing by BBHI. Please refer to the BBHI Outside Business Activities and Directorships Policy for further guidance. Conflicts of interest should be identified and appropriately addressed prior to accepting any new clients or executing transactions. Any BBHI Personnel who become aware of a conflict or potential conflict should bring it to the attention of a manager or the Compliance Department. Securities Transactions and Conflicts of Interest BBHI Personnel should exercise particular care in making purchases and sales of securities to avoid a conflict of interest with clients. The following requirements also apply to family members in certain circumstances. It is the individual responsibility of BBHI Personnel to refrain from market activity if a conflict with the interest of a client might result.

Trading on inside information is not the only concern when BBHI Personnel contemplate personal securities transactions. Any strategy that may infringe on a client’s interest, whether done at BBHI or at another financial institution, or use of information about client securities positions or any other relevant non-public information received as a result of employment or relationship with BBHI to make investment decisions, is a violation of this Code and may also constitute an illegal practice.

Further, it is unlawful for any affiliated person of a "Fund," [2], or any affiliated person of BBHI, in connection with the purchase or sale, directly or indirectly, by the person of a "Covered Security" [3] " Held or to be Acquired by a Fund:" [4] (i) to employ any device, scheme or artifice to defraud a Fund; (ii) to make any untrue statement of material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading; (iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or (iv) to engage in any manipulative practice with respect to a Fund. BBHI Personnel who have investment discretion in a personal securities account are required to maintain the accounts at designated brokerage firms, which are subsequently required to submit account statements to BBHI on at least a quarterly basis (no later than thirty (30) days after quarter-end). All BBHI Personnel are also required to pre -approve their private securities transactions and Initial Public Offerings. Please refer to the BBHI Personal Trading Policy, the BBHI Private Securities Transaction Policy, and the BBHI Conflicts of Interest Policy for further guidance.

Reporting Requirements of Access Persons [5] Access Persons are responsible for adhering to the requirements applicable to them, as described in the BBHI Policy entitled, Personal Trading Policy which include, among other things, requirements concerning (i) reporting to the Compliance Trade Surveillance Group of holdings of Covered Securities in personal brokerage accounts upon becoming an Access Person and annually thereafter and (ii) pre-approval of certain personal securities transactions by all Access Persons.

VIII. Competing Business Ventures

BBHI Personnel are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or their position with BBHI without the consent of their designated principal and the Compliance Department. BBHI Personnel may not use corporate property, information, or their position with BBHI for improper personal gain, and BBHI Personnel may not compete with BBHI directly or indirectly. BBHI Personnel owe a duty to BBHI to advance the Firm’s legitimate interests when the opportunity to do so arises. BBHI seeks to outperform our competition fairly and honestly. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. BBHI Personnel must not engage in the abuse of privileged information, the unlawful misrepresentation of material facts, or any other intentional unfair-dealing practice.

IX. Gifts, Entertainment and Personal Remuneration

BBHI also maintains a Gifts, Entertainment and Other Non-Cash Compensation Policy regarding restrictions on giving and receiving certain types of gifts, entertainment and personal remuneration. BBHI Personnel are required to adhere to this policy.

X. Interactions with Government Personnel, Political Activities and Lobbying Requirements

Various anti-corruption statutes, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act, among others, prohibit making improper payments to others in order to obtain or retain business. Such prohibitions apply to BBHI Personnel as well as agents and consultants acting on behalf of BBHI, and cover payments to government officials as well as non-government officials such as clients or prospects. See the BBHI Anti-Corruption Policy and the BBHI Gifts, Entertainment and Other Non-Cash Compensation Policy for more information. In addition, many U.S. jurisdictions have "pay-to-play" laws limiting contributions made by government contractors to political candidates and parties. BBHI Personnel who wish to make political contributions to, or host events for or on behalf of, U.S. state or local candidates or parties must seek pre-approval pursuant to BBHI’s Political Contributions Policy. Certain states and municipalities have enacted laws that require individuals and companies soliciting business, directly or indirectly through a consultant or other intermediary, from state and local pension funds to register as a lobbyist. Certain states and municipalities (e.g., New York City and the State of California) have enacted rules requiring solicitors to register as lobbyists. Other states may adopt similar requirements in the future and some also have laws on servicing government-related businesses. For this reason, the Firm requires pre-clearance of products and services to certain pension funds by personnel and consultants representing BBHI.

XI. Manipulative and Deceptive Devices

BBHI Personnel must not, in connection with any business activity or transaction:

•	Use or employ, or attempt to use or employ, any device, scheme or artifice to defraud;
•	Make, or attempt to make, any untrue or misleading statement of material fact or omit to state a material fact necessary in order to make the statements made not untrue or misleading;
•	Engage, or attempt to engage, in any act, practice or course of business which operates or would operate as a fraud or deceit upon others; or
•	Manipulate or attempt to manipulate the price of any security or financial instrument.

XII. Document Integrity and Recordkeeping

BBHI requires true and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BBHI is engaged in a variety of financial services activities, it is subject to extensive regulations regarding the manner in which it maintains and retains its books and records. BBHI strives to maintain the highest standards in preparing accounting and financial information. The integrity of our books and records is essential for regulatory, legal, business and client confidence purposes. All BBHI Personnel responsible for preparing or maintaining any books, records and accounts for BBHI are required to record all entries based upon proper supporting documentation so that the records of BBHI conform to applicable legal and regulatory requirements, as well as BBHI’s system of internal controls. Business records and communications often become public, and BBHI Personnel should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This principle applies equally to electronic communications, internal memos, and formal or informal communications. Records should be retained or destroyed strictly in accordance with BBHI’s Records Management Policy. Finally, in the event of litigation or governmental investigations, please consult the Compliance Department or the Office of the General Counsel regarding any specific recordkeeping requirements or obligations.

XIII. Cooperating with an Investigation

BBHI Personnel are required to cooperate with any investigation into alleged violations of our Code of Ethics and Professional Conduct, laws, regulations, policies or procedures, and are expected to be truthful and forthcoming during any investigation. This includes situations where BBHI Personnel are an involved party, a witness, or are asked to provide information as part of an investigation. Any attempt to withhold information, sabotage or otherwise interfere with an investigation may be subject to disciplinary action up to and including dismissal.

Investigations are confidential company matters. To protect the integrity of the investigation, you are not allowed to discuss any aspect of an investigation, even the fact that an investigation is being conducted, with other employees or the public.

At the same time, this requirement for confidentiality does not prohibit you from reporting legal violations to any governmental or regulatory body or official(s) or self -regulatory organization and you may do so either during or after your employment without notice to the Company. Furthermore, no BBHI policy is meant to prohibit you from doing so, or from participating in any benefits involved in such reporting. The only restriction in this regard is that you are not authorized to disclose information covered by the Company’s attorney-client privilege.

Additionally, upon receipt of any Regulatory Contact, including, but not limited to receipt of a subpoena, summons or a formal request for information, BBHI Personnel must promptly notify the Compliance Department, OGC or Enterprise Risk Management. The recipient should provide all written materials received from the Regulator, as outlined in the Regulatory Contact Policy.

XIV. Inside Information/Material Non-Public Information

BBHI Personnel may have access to material, non-public information (“MNPI”), also known as Inside Information, about our clients and other companies that conduct business with us. MNPI is information that is not known by the public, but if it were, would likely affect the market price of the securities issued by a company or be considered important to a reasonable investor in deciding to buy or sell those securities. The determination of whether non-public information is MNPI is fact dependent and, in certain circumstances, may be complex. The best practice is to consider all non-public information about publicly traded securities, activities or financial condition of a company and its employees as MNPI and consult with the Compliance Department prior to sharing any such information.

You must never, under any circumstances, trade, encourage others to trade, or recommend securities or related financial instruments while in the possession of MNPI related to those securities or instruments. BBHI has established the Information Barrier and Insider Information Policy and associated procedures, which are designed to prevent the misuse of MNPI and to avoid conflicts of interest.

XV. Use of Social Media

a. Business Use

BBHI Personnel are prohibited from using Social Media for Business Communications without prior approval and training.

b. Personal Use

BBHI Personnel should only express their personal opinions and never represent themselves as a spokesperson for the Firm. Personnel may not engage in any Firm-related business activity on social media, unless expressly approved to do so by senior management and Compliance. If any BBHI Personnel makes a reference to the Firm in a personal social media account or posting, he or she must make it clear that their views do not represent those of the Firm, its personnel or anyone working with or on behalf of the Firm.

XVI. Supplier Relationships

BBHI works to create mutually beneficial supplier relationships that contribute to the Firm’s value by delivering products and services in a manner consistent with BBHI’s values. We set high standards of performance for BBHI in delivering our own products and services, and we expect the same from our suppliers.To make the best use of BBHI’s resources and supplier relationships, BBHI Personnel must:

•	Select goods and services on the basis of price, quality, availability, terms, and service.
•	Obtain proper approvals, including from BBH's Supplier Management Committee, before engaging a supplier to deliver goods and/or services, in accordance with the BBH Supplier Risk Management Policy, BBH’s Purchasing Best Practices and all other BBH policies governing outsourcing and the management of supplier relationships, and follow these requirements throughout all phases of the supplier management lifecycle.
•	Enter into contracts for the provision of goods and/or services only as approved in accordance with BBH's Supplier Risk Management Policy.
•	Maintain arm’s-length market terms and comply with applicable law when BBHI transacts with other BBH businesses or clients.

• Follow all applicable laws including those related to transactions involving affiliates.

XVII. Charitable Contributions

While BBHI Personnel are encouraged to become involved with charitable organizations, your participation may not interfere with your role at BBHI. Remember that soliciting customers, vendors and other employees for contributions or other participation is generally prohibited or restricted, and many of our locations have specific policies governing these activities. You must comply with each of the requirements of BBH's Charitable Contributions policy in connection with your business-related charitable giving.

XVIII. Anti-Money Laundering

Money laundering is the criminal practice of disguising illegally obtained funds so that they appear to be proceeds from legal activity. Facilitation of money laundering by financial institutions or their employees is also considered money laundering. Where an employee is willfully blind to “red flags” indicative of suspicious activity, fails to inquire in the face of information suggesting illegal activity, or knew or should have known that the activity at issue is suspicious, criminal liability may be imposed on the firm and the employee.

BBHI's Anti-Money Laundering Policy and related procedures are designed to comply with all applicable laws and regulations related to money laundering, terrorist financing and economic sanctions. You’re expected to comply fully with all anti-money laundering laws and only conduct business with reputable clients involved in legitimate business activities that use funds derived from lawful purposes. In addition to our global policies, individual lines of business have detailed policies and procedures that address unique requirements and circumstances. You’re expected to know those procedures and follow them. Ask your manager for guidance. Knowing Your Customer means following established customer identification protocols for your business line, validating that the individual or entity, and the source of their funds, is legitimate, and completing a profile in the KYC View system.

Failing to detect suspicious transactions or doing business with any person or entity involved in criminal or terrorist activities puts the Firm and you at serious risk. Accordingly, the Firm will not tolerate any circumstance where an individual or business unit circumvents anti-money laundering policies or procedures or fails to report suspicious activity. If you suspect or detect any suspicious activity, you must contact AML Compliance, or a senior manager immediately,

XIV. Sanctions

The purpose of U.S. Sanctions is to prevent economic and other support of certain targets, such as foreign governments, regimes and other transnational organizations, as a means of implementing U.S. foreign policy and protecting national security interests. These sanctions are affected through blocked assets controls, trade embargoes, travel bans, and other commercial and financial restrictions.

In the U.S., sanctions programs are administered by the Secretary of the Treasury in consultation with the Secretary of State. Within the Treasury Department, OFAC is responsible for the administration and enforcement of sanctions. In addition, U.S. bank regulatory agencies include sanctions program assessments in their regulatory examinations and may cooperate or coordinate with OFAC’s investigations to ensure regulatory compliance by financial institutions and their regulated affiliates.

All BBHI Personnel are responsible for understanding and complying with the Firm's Sanctions Policy. BBHI Personnel must remain vigilant to sanctions-related risks at all times and escalate any potential sanctions violations to the Sanctions team within AML Compliance.

XX. Professional Conduct

BBHI’s reputation depends, to a large extent, on the confidence that its clients, personnel and other stakeholders have in the Firm. As BBHI Personnel, your conduct reflects not only on you personally but also on the Firm. BBHI Personnel who work together collaboratively impact each other’s performance, productivity and personal satisfaction in their jobs. Consequently, BBHI expects you to act in a responsible and professional manner whenever you are on Firm property, conducting Firm business or representing the Firm at business or social functions. Any behavior, whether on-premises or off- premises, that negatively impacts the work environment or tarnishes the reputation of BBHI will not be tolerated. Such inappropriate behavior includes, but is not limited to: harassing or illegal acts; rude, insubordinate, threatening, offensive or vulgar language and behavior; violence or threats of violence; or other behavior inconsistent with the professional and ethical standards of BBHI.

a. Discrimination, Harassment and Bullying

BBHI strives to create and maintain a workplace where BBHI Personnel are treated with dignity and respect. The combined and consistent effort, standards and values of those employed throughout BBHI contribute significantly to a positive workplace environment which in turn allows the business to grow and personnel to develop. To this end, BBHI is committed to providing a workplace (i) in which all personnel have an equal opportunity to all of the terms and conditions of employment based on job-related qualifications and performance; and (ii) that is free of bullying or harassment, in compliance with the laws in each work locale.

As part of this commitment, BBHI effectively addresses any complaints of discriminatory, harassing or bullying conduct and fosters policies and practices that promote diversity and employment equality.

Under BBHI policy, the following terms have the meanings set forth below:

Bullying

The term "bullying" means repeated inappropriate behavior, direct or indirect, whether verbal, written, physical or otherwise, conducted by one or more persons against another or others, at the place of work, outside of the office against a work colleague or in the course of employment, which could reasonably be regarded as undermining the individual’s right to dignity at work or ability to perform his/her job. While an isolated incident of the behavior described in this definition may be an affront to dignity at work, it generally is not considered to be bullying.

Discrimination and Harassment

The term "harassment" or "discrimination" means verbal, written or physical conduct that denigrates or shows hostility or dislike toward an individual because of a characteristic protected by the law in the work locale and that: (i) has the purpose or effect of creating an intimidating, hostile or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual's work performance; or (iii) otherwise adversely affects an individual's employment opportunities, such as hiring, compensation and benefits, promotion, training and transfer. Discriminatory or harassing conduct includes, but is not limited to: epithets, slurs or negative stereotyping; threatening, intimidating or hostile acts; denigrating jokes; and written or graphic material that denigrates or shows hostility or dislike toward an individual or group that is placed on walls, in electronic communications or elsewhere on BBHI premises or circulated in the workplace, on Firm time or using Firm equipment.

BBHI will not tolerate bullying, discrimination or harassment (as defined in the Code and your local Employee Handbook) by managers, co-workers or non-employees in the workplace (including off-premise, work-related events). It is the responsibility of all BBHI Personnel to prevent bullying, discrimination and harassment where possible and to report any instances to which they are party or witness. Managers have a particular responsibility to take action to stop any incident of bullying, discrimination or harassment that they witness, and to report the incident, as well as any incident that is brought to their attention. Managers are required to act if they suspect any form of bullying, discrimination or harassment, even if no complaint has been made. For more information on BBHI’s policies prohibiting bullying, discrimination and harassment in the workplace, consult your Employee Handbook.

b. Workplace Violence

BBHI strives to maintain a safe and secure workplace that is conducive to good job performance and is free from all types of workplace violence. BBHI will not tolerate on BBHI time or property, or at BBHI sponsored events: violence; threats; threatening; abusive or malicious behavior; intimidation; or any form of workplace violence from any source. Examples of prohibited behavior include, but are not limited to, physical violence, verbal threats and threatening or intimidating voice mails and emails. Unless local law expressly permits possession of a weapon in a locked personal vehicle on company property, you may not possess or use any weapon or any component of a weapon (i.e., ammunition) on BBHI property.

You must report any instance of workplace violence (including possession of weapons on BBHI property) to Security, your manager or Human Resources immediately. In cases of imminent danger, you should contact local emergency law enforcement officials first, and then contact Security. Domestic violence also can adversely affect workplace safety. If you are the victim of such violence, you should notify local law enforcement and Security of any person who may affect your safety or the safety of your fellow employees. You can also contact the Employee Assistance Program for further assistance.

c. Drug and Alcohol Abuse

Use of illegal drugs, alcohol abuse and misuse of legal drugs creates serious health, safety and other risks in the workplace. The possession, sale or use of drugs that are unlawful under the laws of the country, state and/or city in which you are employed or being under the influence of such drugs, on BBHI time or property, or at BBHI sponsored events, is prohibited. Similarly, you may not possess, serve, use or be under the influence of, alcohol or marijuana while on BBHI property or while conducting BBHI business. The only exceptions are for BBHI functions where alcohol may be served with the prior approval of management.

Although alcohol may be served at such events, consumption is completely voluntary, should always be in moderation, and never in a manner that would embarrass or harm BBHI.

XIV. Administration of the Code and Annual Acknowledgement

BBHI Personnel are required annually to acknowledge receipt of the Code and certify that they agree to abide by the terms of this Code.

End Notes

1. "AIA": BBHI is affiliated with a registered investment adviser ("AIA") under the Investment Advisers Act of 1940, as amended that provides investment advice to funds ("Affiliate Clients").

2. "Fund" means an investment company registered under the Investment Company Act of 1940, as amended, including but not limited to the registered Brown Brothers Harriman & Co. proprietary mutual funds.

3. "Covered Security," as described in the Trading Policies, includes all securities with the following exceptions: securities issued or guaranteed by the U.S. Government or by an entity controlled or supervised by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments, and shares of registered open-end investment companies (including non-U.S. unit trusts) other than a fund managed by the AIA. Further, transactions effected pursuant to an automatic investment plan are not included. The definition also includes securities held by a trust in which BBHI Personnel are a settler, trustee or beneficiary, securities held by a partnership in which BBHI Personnel are a general partner and securities in which any contract, arrangement, understanding or relationship gives BBHI Personnel direct or indirect economic interest. Covered Securities include both unit-investment trust exchange traded funds ("ETFs") and open-end ETFs.

4. "Covered Security Held or to be Acquired by a Fund" means any Covered Security which, within the most recent 15 days: (a) is or has been held by a Fund; or (b) is being or has been considered for purchase by a Fund.

5. "Access Persons" means any BBHI Personnel who are exposed regularly, as a party of their functions, to information about the BBH proprietary mutual funds' securities transactions or holdings. Examples include having access to trading systems, portfolio accounting systems or research databases. Additionally, Access Persons include BBHI Personnel who make any recommendation, participate in the determination of which recommendation will be made, or who, in connection with their duties, regularly obtain information concerning recommendations on Covered Securities being made by the investment adviser to a Fund or AIA client. Support personnel within BBHI may be deemed Access Persons if their functions or duties give them access to such non-public information.

SECTION III - RELATED PROCEDURES

BBHI Personal Trading Policy, BBHI Information Barrier and Insider Information Policy, BBHI Private Securities Transactions Policy and BBHI Conflicts of Interest Policy (together referred to as the "Trading Policies").

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